UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 6, 2006

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1300 Main Street
Box 130
Atchison, Kansas 66002
(Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(a) —(d)  Not applicable

(e)           On December 6, 2006,  the Human Resources and Compensation Committee of the Board of Directors adopted guidelines for the issuance of restricted share awards for Fiscal 2007 and approved restricted share awards with respect to 132,900 shares of common stock under the Company’s Stock Incentive Plan of 2004. Generally the restricted shares granted to a participant will vest if the participant remains in the Company’s employ and the Company achieves a cumulative earnings per share goal over a three year performance period ending June 30, 2009; if those objectives are not met, the restricted shares held by a participant will vest if the participant remains employed by the Company during the period ending June 30, 2013. Partial vesting is permitted after specified periods of employment if employment is terminated as a result of death, disability, retirement or termination without cause. Accelerated vesting occurs upon a change in control, as defined in the 2004 Stock Incentive Plan. The restricted shares have dividend and voting rights. Of the 132,900  shares awarded,  57,400 were awarded to the Company’s chief executive officer and other named executive officers as follows: Laidacker M. Seaberg — 20,600 shares, Timothy W. Newkirk— 9,200 shares, Randy M. Schrick — 9,300 shares, Brian T. Cahill — 8,900 shares, and Sukh Bassi, Ph.D.- 9,400 shares.  Other officers were awarded an aggregate of 26,900 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: December 11, 2006	By:	/s/ Laidacker M. Seaberg
Laidacker M. Seaberg
Chief Executive Officer